Exhibit 99

JOY GLOBAL INC.

News Release

Contact:
Michael S. Olsen
Executive Vice President,
Chief Financial Officer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FOURTH QUARTER AND
FISCAL 2010 YEAR-END OPERATING RESULTS

Milwaukee, WI – December 15, 2010 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and full year fiscal 2010 results.  Bookings in the fourth quarter increased by 48 percent to $1.0 billion compared to $705 million in the fourth quarter last year.  Net sales for the current quarter increased by 9 percent to $1.0 billion compared to $964 million in the fourth quarter of fiscal 2009.  Operating income totaled $227 million, a record margin for a quarter of 21.6 percent of sales, versus $184 million or 19.1 percent of sales, in the prior year quarter.  Net income in the current quarter was $146 million, or $1.39 per fully diluted share, compared to $124 million, or $1.20 per fully diluted share, in the prior year fourth quarter.

“We were extremely pleased with our results for the fourth quarter,” said Mike Sutherlin, president and chief executive officer.  “The improving bookings rate supports our view that our mining customers will continue to increase their capital expenditure plans in response to strong industry fundamentals.  We continue to ramp up our production to meet this expected growth in demand and, as a result, this is the first quarter in which both orders and shipments have exceeded the $1 billion threshold for us.  We also continue to improve the efficiency of our operations, and we were able to deliver operating margins at record levels for both the quarter and the year.  Our Operational Excellence efforts are impacting asset utilization as well as profitability, and we were able to reduce our trade working capital as we increased shipments during the year.  As a result, we finished the year with increasing order rates and improving operational and financial results, and this will provide momentum into 2011.”

Fourth Quarter Operating Results
Fourth quarter bookings were $1.0 billion, up 48 percent from $705 million in the fourth quarter of 2009.  Original equipment orders more than doubled, while aftermarket orders increased by 21 percent.

Underground original equipment orders were up $121 million, led by increased orders for longwall and room and pillar equipment in the United States and Australia.  Original equipment orders in the surface business increased by $115 million, with orders for electric mining shovels received from North American copper and iron ore customers and a Russian coal customer.

-more-

100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Joy Global Inc.

Aftermarket orders in the underground equipment business were up 16 percent, led by demand for machine rebuilds and parts in the United States and South Africa as previously delayed maintenance resumes.  Surface business aftermarket orders increased by 27 percent and were up across most regions, but most significantly in Canada.

Backlog increased to $1.8 billion at the end of the fourth quarter from $1.5 billion as of October 30, 2009 primarily due to strong fiscal 2010 bookings reported for both divisions as the global demand for commodities continues to intensify.

Net sales in the fourth quarter were $1.05 billion, an increase of $85 million from the fourth quarter 2009, primarily due to greater aftermarket sales across both divisions.

Surface equipment sales increased 10 percent, with aftermarket sales up 12 percent and original equipment sales up 6 percent over the prior year fourth quarter.  The increase in aftermarket sales was attributable to increased shipments in North America while the increase in original equipment sales was primarily due to increased alliance product sales.

Underground equipment sales were up 8 percent, with aftermarket sales increasing by 21 percent over the prior year fourth quarter, primarily due to increased parts sales and machine rebuilds across all regions.  Original equipment sales were down 3 percent in the quarter as decreased longwall equipment shipments in South Africa were partially offset by increased longwall and room and pillar equipment shipments in China.

Operating income was $227 million in the fourth quarter of 2010 compared to $184 million last year.  Operating income as a percentage of net sales was a record 21.6 percent this quarter, up from 19.1 percent in the comparable prior year quarter.  Operating income margins were up primarily due to a more favorable mix of aftermarket sales, lower material input costs, and pricing realization.  The fourth quarter of fiscal 2009 was adversely impacted by $11 million of severance and other related costs which were not repeated in 2010.

The weaker U.S. dollar in the fourth quarter of 2010 as compared to the prior year fourth quarter provided a benefit to orders, net sales and operating profit of $45 million, $18 million and $2 million, respectively.

The prior year fourth quarter included a $6 million gain from the settlement of items related to the company’s prior reorganization.

The effective tax rate in the current quarter was 34.1 percent as compared to 32.7 percent in the prior year comparable quarter.  The increase in the effective rate was attributable to $7 million in net discrete tax charges in the fourth quarter of 2010.

Net income in the fourth quarter was $146 million, $1.39 per fully diluted share, compared to $124 million, $1.20 per fully diluted share in the fourth quarter last year.

Cash from operations in the fourth quarter was $211 million, as compared to $239 million in the fourth quarter of 2009.  The decrease from last year was due to an increase in accounts receivables and a smaller decline in inventory during this year’s fourth quarter.  The increase in receivables was attributable to increased fourth quarter sales.   Inventory levels in the fourth quarter declined less than the prior year fourth quarter due to a projected increase in 2011 shipments. These reductions in cash from operations were partially offset by increased income and increased payables and advanced payments compared to the fourth quarter of 2009.  Capital expenditures of $22 million were down $6 million compared to the prior year quarter.

-more-

Joy Global Inc.

Full Year Fiscal 2010 Operating Results
For the 2010 fiscal year, bookings were $3.9 billion, an increase of 39 percent from the $2.8 billion of bookings, excluding $314 million of cancellations, in the prior year.  This increase in bookings was led by a complete longwall system order from China, strong growth in North and South American copper and coal markets, and aftermarket growth in most regions.

Net sales were $3.5 billion compared to $3.6 billion in fiscal 2009, a decrease of 2 percent.  In 2009, shipments increased on declining order rates as the Company reduced backlog while meeting scheduled delivery dates.  In 2010, net sales for the underground mining machinery segment decreased by 7 percent, primarily the result of decreased original equipment shipments to underground coal markets globally, with the exception of China.  The surface business experienced a 4 percent increase in sales, primarily due to increased demand for aftermarket products globally.

Operating income for the 2010 fiscal year was $697 million, or 19.8 percent of sales, compared to $702 million, or 19.5 percent of sales, in fiscal 2009.   The decline in operating income was attributable to lower sales volume.   In addition, increased retiree benefit plan expenses of $36 million were more than offset by higher price realization and lower material input costs.  The 2009 fiscal year also included $9 million of cancellation income and $14 million of severance and related charges.

The overall weaker U.S. dollar in fiscal 2010 as compared to the prior year provided a benefit to fiscal year orders, net sales and operating profit of $109 million, $138 million and $21 million, respectively.

Net interest expense in 2010 was $17 million as compared to $25 million in 2009, a decrease of $8 million, attributable to interest earned on higher cash balances.  The effective tax rate was 32.0% in 2010 compared to 33.4% in 2009.  The lower rate was primarily attributable to a favorable geographic mix of earnings.

Net income in 2010 was $461 million compared to $455 million in 2009.  Diluted earnings per share for fiscal 2010 were $4.40, compared to diluted earnings per share of $4.41 in fiscal 2009.

Cash generated from operations in 2010 was $583 million, an increase of $131 million from cash generated from operations in 2009.  The increase in cash from operations was largely due to increases in customer advance payments and accounts payable, partially offset by increases in accounts receivable.  The increase in advance payments was due to original equipment bookings exceeding shipments during 2010, while the increase in accounts payable results from an increase in material purchases and improvement in supply chain management.  Accounts receivable increased at the end of 2010 compared to a year ago due to the increase in fourth quarter sales.  Cash from operations in 2010 was also reduced by increased retiree benefit plan contributions of $87 million.  Capital expenditures were $73 million in 2010 compared to $94 million in 2009, a $21 million decrease due to the delay in restarting capital projects which were put on hold during the 2009 fiscal year.

-more-

Joy Global Inc.

Market Outlook
The commodity end-markets have strong fundamentals and a positive outlook despite slow economic recovery in the industrialized countries and slower growth in the emerging markets, particularly China, which results from efforts to balance economic growth while containing inflation.

After recovering beginning in the second half of 2009 and continuing into 2010, copper demand hit an all-time high in June of 2010 and continues to run well above its prior five year range.  This was not driven by China alone, and in fact, China demand has leveled from 2009 while demand from the rest of the world has increased significantly since the beginning of 2010.  Copper prices have moved steadily up during 2010 in response to both increasing demand and limited capacity to expand mine production in the near term.  The longer term outlook is further impacted by the continued trend of declining ore grades.

The seaborne demand for both thermal and metallurgical coal continues to be driven by China, India and the other emerging markets.  China continues to import coal at an annualized rate of more than 140 million metric tons, up from imports of 104 million metric tons last year.  India also continues to import more coal, with its imports expected to triple during the next five years.  In addition to emerging market demand, coal burn has been increasing in Europe and stockpiles there have been drawn down.  Seaborne thermal coal prices have been increasing on the projection that continued demand growth from the emerging markets will keep supply under pressure.

U. S. coal production year to date is flat with last year, but with an improving trend in more recent months.  Based on the recent trend, coal demand is on pace to recover 60 to 80 million tons from last year.  In addition, the favorable U.S. dollar exchange rate is increasing export opportunities for both thermal and metallurgical coal.  U.S. coal production has been restricted by safety and permitting issues and is mostly flat while demand continues to improve.  This has resulted in increasing prices across all regions since the first of this year.

Similar to copper, global demand in 2010 for iron ore and metallurgical coal has come mostly from increases in steel production outside of China.  Prices for both metallurgical coal and iron ore have been rising in recent months and should see continued upward pressure as demand growth resumes from the emerging markets.  China has started to relax power rationing in the major steel-making province of Hebei, and this resulted in steel production increases in October.  In addition, India’s imports of metallurgical and thermal coal are expected to rebound after weather related slowing.

Inventories in the industrial sector of the developed countries were substantially reduced during 2009 as companies adjusted to lower demand volumes, and the replenishment of those inventories will add further upside to commodity demand as economic recovery continues.  In addition, China and India have included significant infrastructure programs in their next five year plans.  India plans to spend $350 billion over the next three years for infrastructure projects.  A major focus will be on power generation, with capacity additions expected to double by 2012.  China’s plan focuses on the development of the western provinces and on second and third tier cities.  Fixed asset investment is targeted to grow at 20 percent per year and includes the build out of the electricity grid in the western provinces, which alone could add a million tons to annual copper demand.

-more-

Joy Global Inc.

Based on this outlook, mining companies are realizing strong demand and prices, with the expectation of significant increases in demand during the next 3 to 5 years.  As a result, they are making major increases in their capital expenditures for mine expansions.  Mining companies have announced capital expenditures that are up 30 to 35 percent this year, and are approaching the levels of 2008.  In addition, announced capital expenditures for 2011 are expected to rise another 15 to 20 percent.

Company Outlook
The outlook for the Company is defined by increases in mine production rates as the end use demand for commodities continues to improve and by significant increases in mining company capital budgets as they begin expansion programs to meet higher levels of future demand.  The Company’s order rates for original equipment are correlated with the growth in mining company capital expenditures, and therefore the increase in mining company capital budgets provides a strong outlook for mining equipment.  Mining companies are transitioning their focus from expanding existing mine capacity to adding major new mines, or from brown field to green field projects, as a major part of their increased capital expenditures.  The green field projects are generally larger, and often involve multiple machines, and this is increasing the list of qualified machine prospects that the Company tracks.  This list has been increasing during the year, and continued the upward trend in the fourth quarter.  Green field projects have longer lead times, and are unlikely to start reaching equipment decisions until later in 2011.  The transition from brown field to green field projects could constrain order rate growth over the next couple of quarters.

“We are increasing our production schedules to keep pace with growing customer demand,” continued Sutherlin.  “Based on both market fundamentals and the discussions directly with our customers, we are confident that this is the early stage of another multi-year expansion of the mining industry.  Therefore, we are also stepping up our own capital spending to ensure we will have the machines that our customers will need in their expansion programs.  More importantly, we want to get this capacity in as early as possible to enable its utilization as industry growth unfolds.  As a result, we are budgeting $150 million in capital expenditure for 2011, with the amount focused on both additional manufacturing capacity in China and on field service center upgrades and additions in most major regions.

“We expect fiscal 2011 to be a year of increasing order rates and improving financial results.  Increased production schedules should translate into top line growth.  In addition, we will carry forward the momentum of our Operational Excellence programs that are improving our manufacturing and service efficiencies, and this will translate into continued improvement in profitability and asset velocity.  As a result, we expect our revenues for fiscal 2011 to be between $3.9 and $4.1 billion and our earnings per fully diluted share to be between $5.00 and $5.30.

-more-

Joy Global Inc.

Quarterly Conference Call
Management will host a quarterly conference call to discuss the Company’s fourth quarter and full-year results to be held at 11:00 a.m. EST on December 15, 2010.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EST start time of the call.  A rebroadcast of the call will be available until the close of business on January 7, 2011 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on January 29, 2011.

About Joy Global Inc.
Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.
-FINANCIAL TABLES FOLLOW-
JOYG-F

-more-

Joy Global Inc.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Year Ended
	October 29,	October 30,	October 29,	October 30,
	2010	2009	2010	2009

Net sales	$1,048,888	$963,528	$3,524,334	$3,598,314
Costs and expenses:
Cost of sales	697,281	651,547	2,350,708	2,445,514
Product, selling and admin. expenses	126,089	129,645	480,636	454,522
Other income	(1,059)	(1,766)	(4,113)	(4,034)
Operating income	226,577	184,102	697,103	702,312

Interest expense, net	(3,904)	(5,322)	(16,769)	(24,732)
Reorganization items	(570)	5,585	(1,310)	5,060
Income before income taxes	222,103	184,365	679,024	682,640

Provision for income taxes	75,765	60,340	217,525	227,990

Net income	$146,338	$124,025	$461,499	$454,650

Net Income per share:
Basic	$1.41	$1.21	$4.47	$4.44
Diluted	$1.39	$1.20	$4.40	$4.41

Dividends per share	$0.175	$0.175	$0.70	$0.70

Weighted average shares outstanding:
Basic	103,531	102,501	103,196	102,450
Diluted	105,421	103,434	104,905	103,104

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

-more-

Joy Global Inc.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	October 29,	October 30,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$815,581	$471,685
Accounts receivable, net	674,135	580,629
Inventories	764,945	769,783
Other current assets	107,266	127,930
Total current assets	2,361,927	1,950,027

Property, plant and equipment, net	378,024	347,058
Other intangible assets, net	178,831	187,037
Goodwill	125,686	127,732
Deferred income taxes	162,682	332,474
Other assets	76,891	63,951
Total assets	$3,284,041	$3,008,279

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term obligations	$1,550	$19,791
Trade accounts payable	291,742	206,770
Employee compensation and benefits	128,132	116,149
Advance payments and progress billings	376,300	321,629
Accrued warranties	62,351	58,947
Other accrued liabilities	163,249	203,498
Total current liabilities	1,023,324	926,784

Long-term obligations	396,326	523,890

Accrued pension costs	428,348	576,140
Other non-current liabilities	80,649	167,726

Shareholders' equity	1,355,394	813,739

Total liabilities and shareholders' equity	$3,284,041	$3,008,279

Note - for complete information, including footnote disclosures, please refer to the
Company's Form 10-K filing with the SEC.

-more-

Joy Global Inc.

JOY GLOBAL INC.
 SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	October 29,	October 30,	October 29,	October 30,
	2010	2009	2010	2009

Cash flows from operating activities:
Net income	$146,338	$124,025	$461,499	$454,650
Depreciation and amortization	14,879	17,353	59,749	58,570
Other, net	(28,665)	(21,113)	(54,542)	(9,650)

Changes in working capital:
Change in accounts receivable, net	(59,016)	41,871	(66,247)	108,859
Change in inventories	15,413	120,666	(6,059)	77,872
Change in trade accounts payable	32,656	(18,457)	83,368	(101,455)
Change in adv payments and progress billings	16,221	(126,596)	46,530	(210,276)
Change in other working capital items	72,734	100,828	59,191	73,391
Net cash provided by operating activities	210,560	238,577	583,489	451,961

Cash flows from investing activities:
Acquisition of business, net of cash acquired	-	-	-	(11,184)
Property, plant, and equipment acquired	(22,149)	(28,026)	(73,474)	(94,128)
Other - net	173	359	(1,441)	1,298
Net cash provided (used) by investing activities	(21,976)	(27,667)	(74,915)	(104,014)

Cash flows from financing activities:
Share-based payment awards	12,232	2,070	36,419	3,953
Dividends paid	(18,085)	(17,906)	(72,088)	(71,596)
Purchases of treasury stock	-	-	-	(13,706)
Financing fees	(3,211)	-	(3,211)	-
Debt repayments	(133,091)	(4,470)	(146,176)	(26,212)
Net cash used by financing activities	(142,155)	(20,306)	(185,056)	(107,561)

Effect of Exchange Rate Changes on Cash	20,510	14,512	20,378	29,724

Increase in Cash	66,939	205,116	343,896	270,110

Cash at the Beginning of the Period	748,642	266,569	471,685	201,575

Cash at the End of the Period	$815,581	$471,685	$815,581	$471,685

Supplemental cash flow information:
Interest paid	$1,220	1,328	$28,732	$31,233
Income taxes paid	30,763	49,124	147,954	194,341

Depreciation and amortization by segment:
Underground Mining Machinery	$9,803	$12,292	$39,142	$39,689
Surface Mining Equipment	5,033	5,053	20,472	18,846
Corporate	43	8	135	35
Total depreciation and amortization	$14,879	$17,353	$59,749	$58,570

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

-more-

Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 29,	October 30,
	2010	2009	Change
Net Sales By Segment:
Underground Mining Machinery	$647,953	$598,388	$49,565	8.3%
Surface Mining Equipment	434,050	395,303	38,747	9.8%
Eliminations	(33,115)	(30,163)	(2,952)	-
Total Sales By Operation	$1,048,888	$963,528	$85,360	8.9%

Net Sales By Product Stream:
Aftermarket Revenues	$616,631	$531,015	$85,616	16.1%
Original Equipment Revenues	432,257	432,513	(256)	-0.1%
Total Sales By Product Stream	$1,048,888	$963,528	$85,360	8.9%

Net Sales By Geography:
United States	$410,830	$405,633	$5,197	1.3%
Rest of World	638,058	557,895	80,163	14.4%
Total Sales By Geography	$1,048,888	$963,528	$85,360	8.9%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$149,331	$122,844	23.0%	20.5%
Surface Mining Equipment	95,988	85,361	22.1%	21.6%
Corporate	(10,449)	(14,866)	-	-
Eliminations	(8,293)	(9,237)	-	-
Total Operating Income	$226,577	$184,102	21.6%	19.1%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

-more-

Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Year Ended
	October 29,	October 30,
	2010	2009	Change
Net Sales By Segment:
Underground Mining Machinery	$2,126,788	$2,278,691	$(151,903)	-6.7%
Surface Mining Equipment	1,518,605	1,460,445	58,160	4.0%
Eliminations	(121,059)	(140,822)	19,763	-
Total Sales By Operation	$3,524,334	$3,598,314	$(73,980)	-2.1%

Net Sales By Product Stream:
Aftermarket Revenues	$2,097,590	$1,969,939	$127,651	6.5%
Original Equipment Revenues	1,426,744	1,628,375	(201,631)	-12.4%
Total Sales By Product Stream	$3,524,334	$3,598,314	$(73,980)	-2.1%

Net Sales By Geography:
United States	$1,533,557	$1,783,549	$(249,992)	-14.0%
Rest of World	1,990,777	1,814,765	176,012	9.7%
Total Sales By Geography	$3,524,334	$3,598,314	$(73,980)	-2.1%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$433,902	$461,019	20.4%	20.2%
Surface Mining Equipment	336,236	322,170	22.1%	22.1%
Corporate	(43,126)	(41,759)	-	-
Eliminations	(29,909)	(39,118)	-	-
Total Operating Income	$697,103	$702,312	19.8%	19.5%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

-more-

Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 29,	October 30,
	2010	2009	Change
Bookings By Segment:
Underground Mining Machinery	$617,268	$430,569	$186,699	43.4%
Surface Mining Equipment	456,484	276,727	179,757	65.0%
Eliminations	(29,119)	(24,574)	(4,545)	-
Total Bookings By Operation	$1,044,633	$682,722	$361,911	53.0%

Bookings By Product Stream:
Aftermarket Bookings	$614,222	502,144	$112,078	22.3%
Original Equipment Bookings	430,411	180,578	249,833	138.4%
Total Bookings By Product Stream	$1,044,633	$682,722	$361,911	53.0%

	Year Ended
	October 29,	October 30,
	2010	2009	Change
Bookings By Segment:
Underground Mining Machinery	$2,408,250	$1,676,744	$731,506	43.6%
Surface Mining Equipment	1,580,463	934,177	646,286	69.2%
Eliminations	(114,999)	(110,590)	(4,409)	-
Total Bookings By Operation	$3,873,714	$2,500,331	$1,373,383	54.9%

Bookings By Product Stream:
Aftermarket Bookings	$2,283,393	$1,869,525	$413,868	22.1%
Original Equipment Bookings	1,590,321	630,806	959,515	152.1%
Total Bookings By Product Stream	$3,873,714	$2,500,331	$1,373,383	54.9%

	Amounts as of:
	October 29,	July 30,	April 30,	January 29,
	2010	2010	2010	2010
Backlog By Segment:
Underground Mining Machinery	$1,208,181	$1,238,866	$1,115,218	$976,963
Surface Mining Equipment	637,050	614,616	617,650	602,975
Eliminations	(24,973)	(28,968)	(31,537)	(30,218)
Total Backlog By Operation	$1,820,258	$1,824,514	$1,701,331	$1,549,720

Backlog By Product Stream:
Aftermarket Backlog	$624,951	$627,361	$589,360	$507,467
Original Equipment Backlog	1,195,307	1,197,153	1,111,971	1,042,253
Total Backlog By Product Stream	$1,820,258	$1,824,514	$1,701,331	$1,549,720

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

-more-